                               EXHIBIT 99(A)(I)
                               ----------------

[LOGO OF JEFFERSON SAVINGS APPEARS HERE]


-------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE
                                                        FOR MORE INFORMATION
                                                        Contact: Paul J. Milano
                                                        Chief Financial Officer
                                                        (314) 227-3000

NASDAQ Symbol: JSBA
In newspaper stock tables generally JeffSvg

                        JEFFERSON SAVINGS BANCORP, INC.
                     COMPLETES TEXAS HERITAGE ACQUISITION
                     -------------------------------------

ST. LOUIS, January 2, 1997 -- David. V. McCay, Chairman of Jefferson Savings Bancorp, Inc. ("Jefferson"), St. Louis, Missouri, today announced the recent completion of Jefferson's acquisition of Texas Heritage Savings Association/Banc, Rowlett, Texas ("Texas Heritage"). Texas Heritage represents Jefferson's fourth acquisition in the Texas market during the past eighteen months. Jefferson presently expects to complete its pending acquisition of another Texas financial institution, L & B Financial, Inc., Sulphur Springs, Texas ("L & B"), and its subsidiary, Loan & Building State Savings Bank, during the first quarter of 1997.

"The acquisition of Texas Heritage provides Jefferson even greater access to the active expansion in a rapidly growing market through a well-represented financial institution with a strong local presence and a solid operating history," McCay said. "Texas Heritage shares Jefferson's commitment to providing excellent personal service in the community which it serves. We believe that the combined operations in this region have the potential to accelerate the growth levels being realized by each company individually."

Texas Heritage will be consolidated under the charter of Jefferson's current Texas thrift, First Federal Savings Bank of North Texas, and will operate under that name. The primary focus of the institution will continue to be retail banking, emphasizing residential mortgage lending and a full array of consumer financial products and services.

As a result of its completed acquisition of Texas Heritage and the pending acquisition of L & B, Jefferson will be a $1.3 billion holding company with two thrift institution subsidiaries: Jefferson Savings and Loan Association, F.A. with approximately $700 million in assets and 10 offices in Missouri, and First Federal Savings Bank of North Texas with approximately $600 million in assets and 21 offices in Texas.

McCay continued, "We now see even greater potential for the Texas operations. The combined management teams have identified various potential expense savings and business revenue opportunities that should result from the merger. Also, the combined resources of the larger organization will provide additional products and services to an expanding customer base."

McCay further emphasized the benefits of affiliating with a high-quality financial institution in a high-growth market as a worthy capital investment on the part of Jefferson. "Texas Heritage fits our acquisition criteria perfectly, exhibiting strong earnings records, superior asset quality and an excellent management team," McCay added.

Shareholders of Texas Heritage received aggregate cash consideration of approximately $5.15 million and 223,000 shares of Jefferson common stock in the merger. The transaction which was completed effective December 30, 1996, was accounted for as a cash purchase acquisition, as will the pending acquisition of L & B.

"We view Jefferson's further expansion into Texas as an advantageous opportunity to leverage our capital base and generate additional returns for our shareholders," said McCay. He affirmed that Jefferson will continue to be deemed "well-capitalized" in accordance with regulatory measures.